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                     November 8, 2022

       Manish Jhunjhunwala
       Chief Executive Officer
       WinVest Acquisition Corp.
       125 Cambridgepark Drive, Suite 301
       Cambridge, MA 02140

                                                        Re: WinVest Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 28,
2022
                                                            File No. 001-40796

       Dear Manish Jhunjhunwala:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Matthew L. Fry, Esq.